EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-288015, No. 333-272528, No. 333-238916, No. 333-218530, and No. 333-197299) of Northrim BanCorp, Inc. (the “Company”), of our report dated March 6, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Portland, Oregon
March 6, 2026